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                                                                    EXHIBIT 10.1




                               DATED 8 APRIL 1999
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                           (1) THE PIONEER GROUP, INC.


                      (2) NATIONWIDE GLOBAL HOLDINGS, INC.




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                             SHAREHOLDERS' AGREEMENT

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THIS AGREEMENT is made on 8 April 1999

BETWEEN:-

(1) THE PIONEER GROUP, INC. a company duly established under Delaware law whose principal place of business is at 60 State Street, Boston, Massachusetts 02109, United States of America ("PIONEER"); and

(2) NATIONWIDE GLOBAL HOLDINGS, INC. a company duly established under Ohio law whose principal place of business is at One Nationwide Plaza, Columbus, Ohio 43215, United States of America ("NATIONWIDE").

WHEREAS:-

(A) Pioneer Powszechne Towarzystwo Emerytalne S.A. (the "SOCIETY") was registered by the Registration Court on 29th October 1998. The Society has a share capital of PLN 340,000,000 divided into 340,000 shares of PLN 100 each. Further details about the Society are set out in SCHEDULE 2 (DETAILS OF THE SOCIETY).

(B) Pioneer, Nationwide and the Society have today signed a share subscription agreement (the "SHARE SUBSCRIPTION AGREEMENT") pursuant to which Nationwide has agreed to subscribe for 145,714 shares of PLN 100 each in the Society on the terms and conditions set out in that agreement.

(C) Pioneer and Nationwide wish to participate as shareholders in the Society for the purposes and on the terms set out in this Agreement.

IT IS AGREED as follows:-

1.       DEFINITIONS AND INTERPRETATION

1.1 In this Agreement the words and expressions set out in SCHEDULE 1 (WORDS AND EXPRESSIONS) have, unless the context otherwise requires, the meanings there provided for them.

1.2 The recitals and schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement.

1.3 Headings in this Agreement are inserted for convenience only and shall not affect its construction or interpretation.

1.4 Where appropriate, words denoting the singular shall include the plural and vice versa and words denoting any gender shall include the other genders.

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1.5      References to recitals, schedules and clauses are to recitals and schedules to and clauses of this Agreement, unless otherwise stated.

1.6 References to any document or agreement (including this Agreement) include a reference to that document or agreement as varied, amended, supplemented, substituted, novated or assigned from time to time.

2.       OBJECT OF THE SOCIETY

2.1 The object of the Society shall be to carry on the business of establishing and managing the Fund, an open pension fund established and registered in accordance with the Pension Law.

2.2 The Business shall be conducted under the name Pioneer Powszechne Towarzystwo Emerytalne in accordance with applicable Polish law and the Articles and in the best interests of the Society on sound commercial profit-making principles so as to generate the maximum achievable maintainable profits available for distribution and otherwise in accordance with the Business Plan, as varied by from time to time as provided herein.

2.3 In support of the Business, Nationwide will actively seek to assist and promote the business of the Society in the manner contemplated by the then current Business Plan through such measures as transfer of knowledge in the areas of sales training and sales management, with the aim of developing a professionally trained, compensated and supervised sales force which is directed toward the goals of increased business, enhanced customer satisfaction, enhanced customer loyalty to Pioneer funds and superior customer retention.

2.4 In support of the Business, Pioneer will use its best efforts to assist and promote the Business in the manner contemplated by the then current Business Plan through such measures as the use of Pioneer's brand name, professional money management skills, execution of appropriate advertising and promotion, support of the product through existing and future distribution channels, assisting in identifying and recruiting local staff and providing local market knowledge and expertise.

2.5 The Shareholders shall supply consulting and other services to the Society on an as needed basis. In general, ad hoc support service which requires less than full-time participation of individual employees of either Shareholders will be the responsibility of such Shareholder and will not be chargeable as a direct expense to the Society. In the event that the Shareholders agree that ongoing support is needed from either Shareholder, that contribution must be authorised by the Society in an approved written agreement and is chargeable as an expense to the Society. Reimbursement to each Shareholder for these services will be on an equitable and consistent basis for both Shareholders.


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2.6      US$ 2,000,000 of the proceeds of the issue of the Subscription Shares will be used for an advertising campaign to launch the Fund. The balance of the proceeds of the Subscription Shares will be used by the Society for the Business in accordance with the then current Business Plan and Budget, subject to any restrictions on use of such funds arising under applicable Polish law.

3.       MEMBERS OF THE SUPERVISORY BOARD

3.1 The Society will be supervised by the Supervisory Board as provided in the Articles and applicable Polish law. The number of members of the Supervisory Board holding office at any time shall be 6 members, unless otherwise agreed in writing by the Shareholders.

3.2 Pioneer shall have the right to nominate 4 persons to be members of the Supervisory Board, one of whom shall be designated by Pioneer as the chairman of the Supervisory Board. Nationwide shall have the right to nominate 2 persons to be members of the Supervisory Board, one of whom shall be designated by Nationwide as the vice-chairman of the Supervisory Board. 2 of the persons nominated to the Supervisory Board by Pioneer and 1 of the persons nominated to the Supervisory Board by Nationwide will be independent of Pioneer and Nationwide respectively and will otherwise meet all the qualification (including educational) requirements of UNFE. A person will be independent of Pioneer or Nationwide Group (as the case may be) if they meet the independence requirements of the Pension Law. The Shareholders will consult each other concerning the identity of their respective nominees to the Supervisory Board. Each Shareholder hereby undertakes to vote in support of any person nominated by the other as an appointee to the Supervisory Board provided that such person is properly qualified, satisfies applicable legal requirements, and his appointment is accepted by UNFE.

3.3 The procedures in relation to the functioning of the Supervisory Board and adopting resolutions by the Supervisory Board shall be established in the Supervisory Board by-laws in the agreed terms and adopted by the General Assembly.

4.       CONDUCT OF THE SOCIETY'S AFFAIRS

4.1 Each of the Shareholders agrees with the other that it shall exercise all voting rights and other powers of control available to it in relation to the Society so as to cause (insofar as they are able by the exercise of such rights and powers) that at all times during the continuance of this Agreement without the prior written consent of the other Shareholder:-

         4.1.1 there is a Budget resolved upon by the Supervisory Board in respect of the capital and revenue affairs of the Society (including (except


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                  with respect to the Initial Budget), without prejudice to the generality of the foregoing, all staff salaries, bonuses and other remuneration) and that such Budget is for periods not exceeding a year and a replacement Budget is agreed for each Financial Year of the Society in advance and as superseded or modified from time to time as required. The first Budget is the Initial Budget;

         4.1.2 the business of the Society shall consist exclusively of the Business (even if Polish law permits the Society to conduct some other business);

         4.1.3 the Business shall be conducted in accordance with the Business Plan which shall be resolved upon by the Supervisory Board and replaced on a rolling basis from time to time and as superseded or modified from time to time. The first Business Plan shall be the Initial Business Plan;

         4.1.4 Nationwide shall be entitled to receive from Pioneer copies of:-

                  (a) all reports and documents legally required to be provided to the Shareholders in the Society; and

                  (b) copies of all other documents provided by the Society to Pioneer;

         4.1.5 without prejudice to the rights of the Shareholders and their respective Groups to carry on their other businesses in a proper and efficient manner, each Shareholder shall use all reasonable endeavours to promote the business and affairs of the Society;

         4.1.6 members of the Supervisory Board shall be appointed in accordance with provisions of this Agreement and applicable law;

         4.1.7    the Society shall comply with the provisions of its Articles;
                  and

         4.1.8 any transferee of Shares shall execute a deed of adherence in the form set out in SCHEDULE 5 (DEED OF ADHERENCE).

5.       MATTERS REQUIRING CONSENT OF THE SHAREHOLDERS

5.1 Each of the Shareholders agrees with the other that it shall exercise all voting rights and other powers of control available to it in relation to the Society so as to cause (insofar as they are able by the exercise of such rights and powers) that the Society shall not without the unanimous consent of the Shareholders, whether in general meeting or in writing:-

         5.1.1    alter the Articles;


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         5.1.2    redeem or purchase any Share;

         5.1.3 increase the share capital of the Society or create or issue any shares or any option or other Encumbrance over Shares;

         5.1.4 amend the Management Board by-laws or the Supervisory Board by-laws in a manner inconsistent with this Agreement;

         5.1.5    cease operations or dissolve the Society

         5.1.6 to the extent permitted by Polish Law, create another open pension fund or take over the management of any pension fund other than the Fund or transfer the management of the Fund to any other open pension fund society.

6.       MATTERS REQUIRING CONSENT OF THE SUPERVISORY BOARD

6.1 Each of the Shareholders agrees with the other that it shall exercise all voting rights and other powers of control available to it in relation to the Society so as to cause (insofar as they are able by the exercise of such rights and powers) that the Society shall not without the prior unanimous consent of the Supervisory Board (whether in writing or at a duly convened and quorate meeting of the Supervisory Board at which both the chairmen and the vice-chairman of the Supervisory Board are present):-

         6.1.1 enter into any contract, arrangement or commitment involving expenditure on capital account or the realisation of capital assets if the amount or the aggregate amount of such expenditure or realisation by the Society, would exceed US$ 100,000 (or its equivalent) in any one year or in relation to any one project, and for the purpose of this CLAUSE 6.1.1, the aggregate amount payable under any agreement for hire, hire purchase or purchase on credit sale or conditional sale terms shall be deemed to be capital expenditure incurred in the year in which such agreement entered into;

         6.1.2 approve or replace any Budget or Business Plan or modify any Budget or Business Plan provided that prior unanimous consent shall not be required pursuant to this CLAUSE 6.1.2 for any modification to the Budget which varies the Budget by less than 10%;

         6.1.3 enter into any contract or other obligation inconsistent with the then current Budget or omit to take any action which is required by the Budget provided that prior unanimous consent shall not be required pursuant to this CLAUSE 6.1.3 for any contract or other obligation which requires expenditure on the part of the Society less than 10% higher than the then current Budget;


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         6.1.4    undertake any action which is inconsistent with, or omit to undertake any action which is required by, the Business Plan;

         6.1.5 pay any bonus to any member of the Management Board or the Supervisory Board or employee of the Society in excess of amount allocated for such bonuses in the relevant Financial Year set out in the then current Budget or Business Plan;

         6.1.6 to the extent permitted by Polish Law, give any guarantee or indemnity or surety to secure the liabilities or obligations of any person;

         6.1.7 sell, transfer, lease, assign, or otherwise dispose of the whole or a material part of the undertaking, property and/or assets of the Society, or acquire any material asset or business or contract so to do (whether by a single transaction or a series of transactions) where the value concerned exceeds US$ 100,000 (or its equivalent);

         6.1.8 (except in the ordinary course of business) take or agree to take any leasehold interest in or licence over any land;

         6.1.9 create any mortgage, charge, pledge or other encumbrance over the whole or any part of its undertaking, property or assets except for the purpose of securing the indebtedness of the Society to its bankers for sums borrowed in the ordinary and proper course of business;

         6.1.10 borrow any sum (except from the Society's bankers in the ordinary and proper course of the Business) in excess of a maximum aggregate sum outstanding at any time of US$ 250,000 (or its equivalent);

         6.1.11 to the extent permitted by Polish Law, make any loan or advance or give any credit (other than normal trade credit);

         6.1.12 enter into or terminate any partnership, joint venture or profit-sharing agreement or enter into any collaboration agreement;

         6.1.13   enter into any contract or transaction which

                  a) is not in the ordinary course of the business of the Society;

                  b)       has a duration of more than three years;

                  c)       is not on arm's length terms;

         6.1.14 enter into any contract or obligation with any shareholder or to any entity in the Pioneer Group or the Nationwide Group or any Associate or employee of any such person (including any renewal thereof or any variation in the terms of any existing contract or obligation) which involves or could involve expenditure or the


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                  incurring of any obligation by the Society in excess of US$
                  150,000 (or its equivalent);

         6.1.15 take any major decisions relating to the initiation or conduct (including settlement) of material legal, arbitration, alternative dispute resolution or similar proceedings to which it is or would become a party (a potential liability or claim for US$ 250,000 (or its equivalent) being regarded as material for that purpose);

         6.1.16   make a material change to the investment policy of the Fund;

         6.1.17   change the depository bank of the Fund;

         6.1.18 to the extent allowed by law, change the principles in relation to the calculation of assets of the Fund and the calculation of the rate of return on the assets of the Fund;

         6.1.19   change the outside transfer agent of the Fund;

         6.1.20 amend the fee rates or structure, the charging rates or structure or commission rate or structure of the Society or the Fund;

         6.1.21   change the auditors of the Society;

         6.1.22 acquire, purchase or subscribe for any shares, debentures, mortgages, or securities (or any interest therein) in any company, trust or other body; or

         6.1.23   change the fiscal year end of the Society or the Fund.

6.2 At the first meeting of the Supervisory Board following Completion, the parties will cause (insofar as they are able by the exercise of such rights and powers) that the Supervisory Board will give a direction to the Management Board that the Management Board is to keep the Supervisory Board fully informed about any legal, arbitration, alternative dispute resolution or similar proceedings to which the Society is or becomes a party.

7.       REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

7.1 Pioneer hereby makes representations and warrants to Nationwide in the terms set out in SCHEDULE 3 (WARRANTIES) in relation to the Society and the Fund (as appropriate). Each of the Warranties shall be construed independently and (except as expressly otherwise provided) shall not be limited by reference to any other Warranty or by anything in this Agreement.

7.2 Pioneer accepts that Nationwide is entering into this Agreement upon the basis of and in reliance upon the Warranties.


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7.3      The liability of Pioneer and Nationwide in respect of any claim in relation to the Warranties shall be limited as provided in SCHEDULE 4 (LIMITATION OF LIABILITY).

7.4 In relation to the Society and the Fund (as appropriate) Pioneer makes representations and warrants to Nationwide that all the Warranties (with the exception of the Warranties in PARAGRAPHS 1; 2.1; 3.1; 6.1; 6.2; THE FIRST SENTENCE OF PARAGRAPH 6.3; 7; 8.2; 13.1 AND 17 of
         SCHEDULE 3 (WARRANTIES)) will be true and accurate in all respects and not misleading at the date of this Agreement and at Completion:

         7.4.1 as if they had been repeated on each such day by reference to the circumstances at the time of repetition; and

         7.4.2 on the basis that a reference to the time of repetition were each time substituted for any express or implied reference to the time of this Agreement (but so that any period of time expressed to start at the date of this Agreement shall continue to be deemed to start then)

         and references in this Agreement to the Warranties shall include them as so repeated.

7.5      Pioneer undertakes that:

         7.5.1 it shall not, and shall cause (as far as it can) that the Society shall not, at any time before Completion do (or permit or suffer to subsist or be done) any act or thing which would constitute a breach of any of the Warranties or which would make any of the Warranties untrue or misleading at Completion;

         7.5.2 upon Pioneer becoming aware before Completion of the actual or impending occurrence or non-occurrence of any matter, event or circumstance (including any omission to act) which:

                  (a) would or might reasonably be expected to cause or constitute a breach of any Warranty; or

                  (b) would or might reasonably be expected to make any of the Warranties untrue or misleading at Completion; or

                  (c) would have caused or constituted a breach of any Warranty had it been known to Pioneer before exchange of this Agreement,

         it will immediately give written notice of such event to Nationwide with sufficient details to enable Nationwide to assess accurately the impact of such event and (if requested by Nationwide) use its reasonable endeavours promptly to prevent or remedy the event.


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7.6      Where any Warranty is qualified by Pioneer's knowledge it shall mean the actual knowledge of Alan Laughlin, Larry R. Wilder, Alicja Malecka and/or each of the members of the Management Board.

7.7 Pioneer hereby warrants to Nationwide that at Completion Pioneer and the Society have obtained all necessary corporate and other consents and approvals in relation to the performance of this Agreement and the Share Subscription Agreement and the other documents to be executed at Completion and accordingly they each have full power to enter into and perform this Agreement and the Share Subscription Agreement and the other documents to be entered into pursuant to this Agreement and the Share Subscription Agreement, each of which constitutes (or will when executed) binding obligations on Pioneer and the Society in accordance with their respective terms.

7.8 Nationwide hereby makes representations and warrants to Pioneer as follows:

         7.8.1 Nationwide has full power to enter into this Agreement and the Share Subscription Agreement and the other documents to be entered into pursuant to this Agreement and the Share Subscription Agreement, each of which constitutes (or will when executed constitute) binding obligations on Nationwide in accordance with their respective terms.

         7.8.2 Nationwide hereby warrants to Pioneer that at Completion Nationwide has obtained all necessary corporate and other consents and approvals in relation to the performance of this Agreement and the Share Subscription Agreement and the other documents to be executed at Completion and accordingly it has full power to enter into and perform this Agreement and the Share Subscription Agreement and the other documents to be entered into pursuant to this Agreement and the Share Subscription Agreement, each of which constitutes (or will when executed) binding obligations on Nationwide in accordance with their respective terms.

         7.8.3 No officer or employee of Nationwide has made or received any Sensitive Payment in connection with the Business or any permission, confirmation or registration held by the Society or applied for pursuant to clause 2 of the Share Subscription Agreement. For the purposes of this CLAUSE 7.8.3 the expression "SENSITIVE PAYMENT" (whether or not illegal) shall include (i) bribes or kickbacks paid to any person, firm or company including central or local government officials or employees or (ii) amounts received with an understanding that rebates or refunds will be made in contravention of the laws of any jurisdiction either directly or through a third party or (iii) any political contribution which would be unlawful in Poland or (iv) payments or commitments (whether


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                  made in the form of commissions, payments or fees for goods received or otherwise) made with the understanding or under circumstances that would indicate that all or part of the payment is to be paid by the recipient to central or local government officials or as a commercial bribe, influence payment or kickback.

7.9 In consideration of Nationwide entering into the Share Subscription Agreement Pioneer hereby undertakes to Nationwide that if the Society fails to make the payment of US$ 20,000,000 to Nationwide pursuant to clause 4.6 of the Share Subscription Agreement within the time limits prescribed in such clause, Pioneer shall cause the Society to make a payment of US$ 20,000,000 to Nationwide on the written demand of Nationwide.

8.       CAPITAL AND FURTHER FINANCE

8.1 The issued share capital of the Society may from time to time be increased by such sum as shall be agreed between the Shareholders in accordance with this CLAUSE 8 and CLAUSE 5.1.3.

8.2 It is the intention of the parties that the Society should be self-financing and neither Shareholder shall be obliged to contribute further funds or participate for the benefit of the Society in any guarantee or similar undertaking. However, the Shareholders acknowledge their intention to support the Society in accordance with the then current Business Plan and will in good faith consider providing such additional funds, guarantees and undertakings as may reasonably be required to ensure the adequate funding of the Society. Unless the parties agree otherwise, all capital increases of the Society shall be made on a pro rata basis.

9.       GUARANTEES, ETC. GIVEN BY THE SHAREHOLDERS

         Neither Shareholder (nor any member of its respective Group) shall be obliged to participate for the benefit of the Society in any guarantee, bond, indemnity or financing arrangement with any bank or financial institution, whether as a guarantor or in any other capacity whatsoever.

10.      EXERCISE OF RIGHTS AND POWERS

         Each Shareholder undertakes with the other that (so far as it is legally able) it will exercise all voting rights and powers, direct and indirect, available to it in relation to any person and to the Society so as to ensure the complete and punctual fulfilment, observance and performance of the provisions of this Agreement (and the other agreements referred to in this Agreement) and generally that full effect is given to the principles set out in this Agreement including (without limitation) taking all appropriate steps to enforce this Agreement (and any such other agreements).


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11.      COMPETITION RESTRICTIONS AND REGULATORY ACTION

11.1 Neither of the Shareholders shall at any time whilst it is beneficially interested in any Shares or for a period of one year from the date on which such Shareholder ceases to be beneficially interested in any of the Shares, and shall cause that none of its Associates shall do (and whether alone or jointly with others or whether as principal, agent, shareholder or otherwise and whether for its own benefit or that of others) any of the following without the prior written consent of the other Shareholder:-

         11.1.1 directly or indirectly carry on or be engaged, concerned or interested (except as the holder for investment of shares amounting in aggregate to less than 3 per cent. (3%) of the share capital quoted or dealt in on the Warsaw Stock Exchange) in any business competing in Poland with the Business;

         11.1.2 solicit or entice away or endeavour to solicit or entice away any employee of the Society (including without limitation, a person whose services have been seconded to the Society by the other Shareholder or any of its Associates), but without prejudice to the right of such Shareholder to terminate arrangements under which any of its staff are seconded to the Society, provided that nothing in this CLAUSE 11.1.2 shall prevent a Shareholder making a job offer to an employee who responds to a job advertisement; or

         11.1.3 carry on a trade or business or use a business name or mark under a title containing the name of the Society;

         provided that nothing in this clause shall preclude or restrict either Shareholder or other members of their respective Groups from:-

         (a) carrying on any activity carried on during the period of 12 months immediately preceding the date of this Agreement;

         (b) offering any service or goods similar to those previously supplied as part of the Business but subsequently discontinued and not supplied by the Society at the time when such similar service or goods are offered;

         (c)      using any of its existing business names or trademarks; or

         (d) acquiring or holding shares amounting in aggregate between the Shareholder and any of its subsidiaries to less than three per cent. (3%) of the capital of a company quoted or dealt in on the Warsaw Stock Exchange.


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12.      DIVIDEND AND DISTRIBUTION POLICY

12.1 The Shareholders shall cause that unless otherwise expressly agreed by each of the Shareholders in writing or in general meeting, to the extent permitted by Polish law, the aggregate of the full amount of the profits of the Society available for distribution according to the audited accounts for any Financial Year and the accumulated distributable reserves of the Society from prior Financial Years but less accumulated losses shall be distributed by the Society by way of dividend (subject to any obligation on the Society imposed by Polish law to create or maintain any reserve).

13.      SHARE TRANSFERS : PRE-EMPTION PROVISIONS

13.1 Except in the case of a transfer pursuant to CLAUSE 13.10, the right to transfer a Share shall be subject to the provisions contained in this CLAUSE 13.

13.2 Before transferring any Share, the Shareholder proposing to make the transfer (the "TRANSFEROR") shall give notice in writing (a "TRANSFER NOTICE") to the other Shareholders specifying the Shares (the "SALE SHARES") which the Transferor wishes to transfer. A Transfer Notice shall be irrevocable.

13.3 A Transfer Notice may include a condition (a "TOTAL TRANSFER CONDITION") that if all the Sale Shares are not sold to the other Shareholders, then none shall be so sold.

13.4     The Transfer Notice shall state, in addition to details of the Sale
         Shares:

         13.4.1 the name or names of the person or persons (such person or persons being hereinafter referred to as the "PROPOSING TRANSFEREE") to whom the Sale Shares are proposed to be transferred and a summary of the terms and conditions on which such sale is proposed to be made in the event that the Sale Shares are not acquired by the other Shareholders; and

         13.4.2 the entire consideration per Share for which any such transfer or transfers will be made (and, if any of the said consideration is not a cash price expressed in United States Dollars, an amount per share which is so expressed) and such consideration shall be the "Sale Price".

13.5 The Transfer Notice shall offer the Sale Shares for sale by the Proposing Transferor to all the other Shareholders at the Sale Price.

13.6 Any such offer as is required to be made by the Proposing Transferor pursuant to CLAUSE 13.5. shall limit a time (not being less than 14 days or more than 21 days) after such offer is made within which it must be accepted or, in default will lapse. Following any such offer, if acceptances are received in respect of an aggregate number of Shares in excess of that offered, the


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         number of Sale Shares shall be allocated amongst those who have accepted the same in proportion to the number of Shares held by each acceptor provided that no acceptor shall be obliged to acquire more Sale Shares than the number for which he has applied and so that the provisions of this CLAUSE 13.6. shall continue to apply mutatis mutandis until all Shares which any such acceptor would but for this proviso have acquired on the proportionate basis specified above have been allocated accordingly.

13.7 If a Transfer Notice shall contain a Total Transfer Condition, then any such offer as aforesaid shall be conditional upon such condition being satisfied and no acceptance of an offer of Sale Shares will become effective unless such condition is satisfied. Subject thereto, any such offer as is required to be made by the Proposing Transferor pursuant to this CLAUSE 13 shall be unconditional except as provided in CLAUSE 16.

13.8 If the Proposing Transferor shall, pursuant to the foregoing provisions of this CLAUSE 13, find other Shareholders to purchase some or (if CLAUSE 13.7. shall apply) all the Sale Shares, it shall as soon as practicable after so doing give notice in writing thereof to the accepting Shareholders. Every such notice shall state the name and address of each of the accepting Shareholders and the number of the Sale Shares to be purchased by him. Upon the giving by the Company of any such notice as aforesaid the Proposing Transferor shall be bound, subject to CLAUSE 16, to complete the sale of the Sale Shares at the Sale Price to which such notice relates in accordance with its terms.

13.9 If the Proposing Transferor shall not, prior to the expiry of the Prescribed Period, find other Shareholders willing to purchase some, or, if the relevant Transfer Notice contains a Total Transfer Condition, all, of the Sale Shares, it shall be at liberty (subject to receiving all relevant Regulatory Approvals) to transfer those of the Sale Shares not purchased by other Shareholders or all the Sale Shares (as the case may be) to the Proposing Transferee at the Sale Price and otherwise on terms and conditions summarised no more favourable than those in the Transfer Notice.

13.10 A Shareholder shall be permitted to transfer a Share without having to serve a Transfer Notice pursuant to CLAUSE 13.2 if the Shareholder proposes to transfer such Shares to any other member of its Group provided that in the case of a proposed transfer to a subsidiary of the Shareholder or to another member of its Group which is a lower tier subsidiary of its holding company than the Shareholder concerned, it obtains the prior written consent of the other Shareholders to such transfer, such consent not to be unreasonably withheld or delayed.

14.      PROCEDURE IN THE EVENT OF DEADLOCK

14.1     The provisions of this clause shall apply in any case where:-

         14.1.1 a substantial matter referred to in CLAUSES 4, 5, OR 6 hereof of the Society has been considered by a meeting of the Supervisory Board or the Shareholders General Meeting as the case may be after the text of the resolution was circulated to the members of the Supervisory Board referring to this clause; and

         14.1.2 no resolution has been carried at such meeting of the Supervisory Board or the Shareholders, as the case may be, in relation to the matter by reason of a failure to achieve the required majority of votes or an equality of votes for and against any proposal for dealing with it.

                  Any such case is hereinafter referred to as a "DEADLOCK".

14.2 In any case of Deadlock, Nationwide may, within ten Business Days of such Deadlock having arisen or become apparent, prepare and circulate to Pioneer a memorandum referring to this clause and setting out its position on the matter giving rise to the Deadlock and its reasons for adopting such position and requesting Pioneer to issue within the next ten (10) Business Days an equivalent memorandum. Each such memorandum shall be considered by the Chairman (or his nominee) of Nationwide and Pioneer and Pioneer and Nationwide shall each cause that its Chairman (or his nominee) shall use his reasonable endeavours to resolve the Deadlock within a period of thirty (30) days of his receipt of the first such memorandum or statement being circulated (whatever the date, if any, of any other such memorandum). If they agree upon a resolution or disposition of the matter, they shall exercise the voting rights and other powers of control available to them in relation to the Society to cause that such resolution or disposition is fully and promptly carried into effect. No memorandum shall be issued under this clause within 12 months of the date of this Agreement.

14.3 If a resolution or disposition of the matter giving rise to a Deadlock is not agreed to the satisfaction of both Nationwide and Pioneer in accordance with the provisions of CLAUSE 14.2 within ninety (90) days after the receipt by the Chairmen of the first memorandum mentioned therein (or such longer period as Nationwide and Pioneer may agree in writing) Nationwide may give a written notice (a "DEADLOCK OPTION NOTICE") to Pioneer of its intention to exercise an option (which Pioneer hereby grants to Nationwide) to require Pioneer to purchase all of the Shares held by Nationwide or any Associate of Nationwide on the terms set out in CLAUSE 16 at the Put Option Price. A Deadlock Option Notice shall state that it is a Deadlock Option Notice given pursuant to this clause of this Agreement and shall be irrevocable except with the consent of Pioneer. For the avoidance of doubt, the provisions in this CLAUSE 14 are in addition to any right which Nationwide may have including but not limited to selling its Shares to a third party.

14.4 In no circumstances shall either Shareholder create an artificial Deadlock under this clause nor shall Nationwide exercise, or seek to pursue, its rights under this clause when a Deadlock is or has become artificial. For the purposes of this provision, a Deadlock is artificial if caused by a Shareholder, or its appointees on the Supervisory Board, voting against or persisting in their opposition to a proposal (i) primarily or substantially with the intention of frustrating or delaying the proper and efficient carrying out of the Business or (ii) in any case where the passage or approval of the same is required to enable the Society to carry on the Business properly and efficiently and (in either case (i) or (ii)) the implementation of the proposal is not directly contrary to the significant business interests of that Shareholder nor required by its obligations under this or any other agreement between the parties hereto.

15.      DEFAULT EVENT OPTION

15.1 In the event that Pioneer shall commit or suffer a Default Event, Nationwide shall subject to CLAUSE 15.2 be entitled but not obliged to adopt the procedure described in this CLAUSE 15.

15.2 Nationwide may whilst the Default Event continues to subsist but in any event within six (6) weeks of Nationwide first becoming aware of the Default Event give written notice (a "DEFAULT EVENT OPTION NOTICE") to Pioneer of its intention to exercise an option (which Pioneer hereby grants to Nationwide) to require Pioneer to purchase from Nationwide and any Associate of Nationwide all the Shares held by Nationwide and each member of Nationwide Group on the terms set out in CLAUSE 16 at the Put Option Price.

15.3 On the service of a Default Event Option Notice, Pioneer shall be deemed irrevocably to have accepted such offer at the Put Option Price.

15.4 The exercise of its rights by Nationwide under this CLAUSE 15 shall be without prejudice to any other rights or remedies available to Nationwide in respect of such Default Event including, but not limited to its right to sell any Shares held by it or any of its Associates to a third party or to seek damages or specific performance or some other form of equitable remedy.

15.5 For the purpose of this clause a "DEFAULT EVENT" means the occurrence of any of the following:-

         15.5.1 that Shareholder committing a material breach of its obligations under CLAUSES 3, 4, 5, 6, 11 OR 13, of this Agreement and, in the case of a breach capable of remedy, failing to remedy the same to the reasonable satisfaction of the other Shareholder within thirty (30) Business Days of being required by notice (referring to this clause and specifying the breach) so to do by the other Shareholder;

         15.5.2 that Shareholder ceasing or threatening to cease wholly or substantially to carry on its business, otherwise than for the purpose of a reconstruction or amalgamation without insolvency and on terms previously approved by the other Shareholder (such approval not to be unreasonably withheld or delayed);

         15.5.3 any receiver, liquidator, assignee, trustee or sequestrator taking possession of or being appointed over the whole or any part of the undertaking, property or assets of that Shareholder; or

         15.5.4. the making of an order or the passing of a resolution for the winding up of that Shareholder , otherwise than for the purpose of a reconstruction or amalgamation without insolvency on terms previously approved by Nationwide (such approval not to be unreasonably withheld or delayed).

15.6 The provisions of this CLAUSE 15 shall be without prejudice to any rights or remedies available to Pioneer in respect of a Default Event suffered or committed by Nationwide including, but not limited to Pioneer's right to sell any Shares held by it or any of its Associates to a third party or to seek damages or specific performance or some other form of equitable remedy.

16.      SHARE TRANSFER MECHANICS

16.1 Completion of the transfer of any Shares by one Shareholder (the "VENDOR") together with any other relevant members of its Group to the other Shareholder (the "PURCHASER") pursuant to CLAUSES 13, 14 OR 15 shall take place on the seventh Business Day after whichever is the later of the date such obligation arises pursuant to those clauses and the date of ascertainment of the Put Option Price and the date of the obtaining of all necessary Regulatory Approvals and other third party consents and the Shareholders shall use their respective reasonable endeavours to obtain such Regulatory Approvals and other consents as soon as practicable and on terms which do not impose conditions which are both material and to which the affected party can reasonably (or does not) object. Subject to the obtaining of such Regulatory Approvals and other consents on such terms, completion shall take place at 12 noon at the registered office of the Vendor (or at such other place and time as the Shareholders shall agree) when the Vendor shall deliver to the Purchaser:-

         16.1.1 a duly executed agreement transferring to the Purchaser (or as it may direct) the relevant Shares together with the relevant share certificates therefor, such Shares to be sold by the Vendor and any other relevant members of its Group free from any right of pre-emption, option, lien, charge, equity or other Encumbrance and to be sold together with all rights attaching thereto (including dividends declared but not paid) on the date on which the sale is to take place;

         16.1.2 all other documents of title relating to the relevant Shares and all such waivers or consents as the Purchaser may reasonably require to enable it to be registered as the holders of the relevant Shares;

         16.1.3 all third party consents or approvals (insofar as these are within the power of the Vendor so to obtain) in connection with the transfer of the relevant Shares to the proposed Purchaser;

         16.1.4 such evidence as the Purchaser may reasonably request that any relevant Regulatory Approvals and other necessary third party consents have been obtained and their conditions complied with; and

         16.1.5 the written resignation by deed of all members of the Supervisory Board appointed or deemed to have been appointed by the Vendor.

16.2 Against receipt of the documents referred to in CLAUSE 16.1, the Purchaser shall as a further part of completion:-

         16.2.1 deliver to the Vendor such evidence as the Vendor shall reasonably request that any relevant Regulatory Approvals and other necessary third party consents have been obtained and their conditions complied with;

         16.2.2 put to the Vendor in (unless otherwise agreed by the Shareholders) cleared funds for the purchase consideration for the relevant Shares; and

         16.2.3 procure the release of the Vendor (and any of its Associates) from any Guarantees given to third parties in respect of the Society provided that in the event that such release is not available at completion of such sale, the Purchaser (and any guarantor of its obligations hereunder) shall indemnify the Vendor in respect of any liability whatsoever (including costs) it or its Associates may have under any such Guarantees.

16.3 If Nationwide exercises the put option in CLAUSES 14.3 or 15.2, the Shareholders shall endeavour to agree the price at which Pioneer will acquire all the Shares held by Nationwide and its Associates. If the Shareholders fail to agree such price within 30 days of the Deadlock Option Notice or, as the case may be, the Default Event Option Notice, Nationwide and Pioneer shall each separately instruct an expert in the valuation of companies in the financial services sector (the "EXPERTS") to determine the open market value (the "MARKET VALUE") of the relevant Shares as between a willing seller and a willing third party buyer at the date of the Deadlock Option Notice or Default Event Option Notice (as the case may be). The Experts shall act as experts and not as arbitrators and their decisions shall be incorporated on to a certificate. The fees and expenses claimed by each Expert shall be bourne by the party which instructed them. The Put Option Price shall be the average of the Market Values determined by the two Experts.

17.      ASSIGNMENT

         Neither of the Shareholders shall assign or declare any trust of any Shares it holds from time to time or any interest therein nor assign or transfer or purport to assign or transfer or declare any trust of any of its rights or obligations under this Agreement without the prior written consent of the other Shareholder.

18.      PROTECTION AND USE OF NAME

18.1 For the avoidance of doubt nothing in this Agreement permits or will permit Pioneer or any of its Associates or the Society to use the name "Nationwide" or any derivative thereof in any business conducted by Pioneer or any Associate of Pioneer.

18.2 For the avoidance of doubt, nothing in this Agreement permits or will permit Nationwide or any of its Associates to use the name "Pioneer" or any derivative thereof in any business conducted by Nationwide or any Associate of Nationwide.

18.3 Pioneer hereby confirms that it consents to the use by the Society and the Fund, in connection with the Business, of the name "Pioneer" and the trademarks and logo of Pioneer. Pioneer shall, and shall cause that its Associates shall, permit the Society and the Fund to use the name "Pioneer" for not less than four years following Completion and thereafter for so long as Pioneer of any other member of the Pioneer Group remains a Shareholder. Upon all members of the Pioneer Group ceasing to be a Shareholder, (a) Pioneer may give notice to the Society and the Fund that they are to cease to use the name "Pioneer" and thereafter (b) Nationwide (and any other Shareholder at that time that is a party to this Agreement) shall promptly exercise all voting rights and powers available to it to cause the Society and the Fund to change their names to remove the name "Pioneer" provided, however, that if Pioneer and the other members of the Pioneer Group cease to be a Shareholder before the fourth anniversary of Completion, such revocation of right and change of names shall not take effect until the fourth anniversary of Completion, unless the Shareholders agree otherwise on an earlier date.

         The parties further agree that as soon as practicable and in any event prior to Completion, Pioneer shall cause Pioneer Investment Fund Company to grant a non-exclusive royalty-free licence (the "LICENCE") to the Society to use the trademarks and logo of Pioneer in the Business. The parties to this

         Agreement agree to negotiate the terms of the Licence in good faith as soon as practicable and in any event prior to Completion.

         Pioneer shall not and shall cause that its Associates shall not terminate the Licence or any other agreement permitting the Society and the Fund to use in connection with the Business, the trademarks or logo of Pioneer during the period of four years following Completion and thereafter for so long as Pioneer or any member of the Pioneer Group remains a Shareholder. Upon all members of the Pioneer Group ceasing to be a Shareholder, Pioneer may give, and may cause its Associates to give, notice to terminate or otherwise revoke the Licence and any other agreement permitting the Society and the Fund to use the trademarks or logo of Pioneer provided, however, that if Pioneer and the other members of the Pioneer Group cease to be a Shareholder before the fourth anniversary of Completion, such termination or revocation of rights shall not take effect until the fourth anniversary of Completion, unless the Shareholders agree otherwise on an earlier date.

19.      THIS AGREEMENT NOT TO CONSTITUTE A PARTNERSHIP

         None of the provisions of this Agreement (or any of the arrangements contemplated by this Agreement) shall be deemed to constitute a partnership between the parties hereto at any time or, save as expressly provided herein, to constitute any party the agent of the other, or to have any authority to bind the others in any way except as expressly provided.

20.      COSTS

         All costs, legal fees and other expenses incurred in the negotiation, preparation and execution of this Agreement shall be borne and paid by the party which incurred them.

21.      CONFIDENTIAL INFORMATION

21.1 Each of the parties undertakes to the other that it shall not (and shall procure that none of its subsidiaries shall) disclose to any person (other than those persons (including that person's professional advisers) whose province it is to know the same on a "need-to-know" basis for the proper implementation of this Agreement) or use or exploit for any purpose whatever any of the trade secrets or confidential knowledge or information or any financial or trading information ("CONFIDENTIAL INFORMATION") relating to the business or affairs the other parties (or their Associates) which the relevant parties (or their Subsidiaries) may receive or obtain as a result of negotiating for or entering into this Agreement, and shall use its reasonable endeavours to prevent its (and their) employees and agents from so acting.

21.2 Each party shall (and shall cause their Associates shall) (i) cause that anyone coming into receipt of Confidential Information consistently with this clause shall be informed upon receipt that such information is Confidential Information and (ii) use their reasonable endeavours to procure that any person to whom disclosure is made under
         (i) of this clause shall comply with the provisions of this clause in respect of such Confidential Information as if they were Shareholders.

21.3 The restrictions in this clause shall continue to apply for three years after the expiration or sooner termination of this Agreement but shall cease to apply to information or knowledge which:-

         21.3.1 may properly come into the public domain through no fault of or breach of this Agreement by the party so restricted; or

         21.3.2 a party (or other person properly receiving the information consistent with CLAUSE 21.1) is required to disclose by law or by order of any court or by any competent governmental or other regulatory authority, provided that any information required to be disclosed pursuant to CLAUSE 21.3.2 shall be disclosed only to the extent required by such law, order governmental or other authority and only after consultation with the other parties;

         21.3.3 information which is independently developed by the relevant party or acquired from a third party to the extent that it is acquired with the right to use or exploit or disclose the same;

         21.3.4 any announcement made in accordance with the terms of CLAUSE 23 (ANNOUNCEMENTS).

22.      DURATION

22.1 This Agreement shall unless otherwise agreed in writing between the Shareholders continue in full force and effect until the first to occur of the following dates:-

         22.1.1 the date on which the Shareholders cease to be beneficially entitled to any Shares;

         22.1.2   the date of commencement of the dissolution of the Society.


                  Provided that notwithstanding the termination of this Agreement nothing shall:-

         22.1.3 relieve either Shareholder or any of their Associates from any liability or obligation in respect of any act or omission by such Shareholder or Associate up to the date of termination of this

                  Agreement or under or pursuant to any other agreement or arrangement between any Shareholder (or any of its Associates) and the Society;

         22.1.4 affect the obligations of the parties under clauses 11 (COMPETITION RESTRICTIONS AND REGULATORY ACTION), 21 (CONFIDENTIAL INFORMATION) OR 23 (ANNOUNCEMENTS), and other provisions of this Agreement which are expressed to survive termination hereof.

23.      ANNOUNCEMENTS

23.1 Save, and insofar as required by the rules of any stock exchange or other governmental or regulatory authority (whether or not having the force of law) to which a party may be subject, no announcement shall be made by any party either before or after Completion in relation to any of the transactions provided for in this Agreement without the prior written consent of both Pioneer and Nationwide which prior written consent shall not be unreasonably withheld or delayed.

23.2 Each of the parties undertakes to provide all such information known to it or which, on reasonable enquiry, ought to be known to it as may reasonably be required by the other parties for the purpose of complying with the requirements of any stock exchange or other governmental or regulatory authority to which one of the parties to this Agreement is subject.

24.      WAIVER, FORBEARANCE AND VARIATION

24.1 The rights of any party shall not be prejudiced or restricted by any indulgence or forbearance extended to any other party and no waiver by any party in respect of any breach shall operate as a waiver in respect of any subsequent breach.

24.2 This Agreement shall not be amended, varied or cancelled, unless such amendment, variation or cancellation shall be expressly agreed in writing by each party.

25.      GOVERNING LAW, LANGUAGE AND JURISDICTION

25.1 The construction, validity and performance of this Agreement shall be governed in all respects by law of the state of Delaware, without regard to choice of law provisions.

25.2 All notices or formal communications under or in connection with this Agreement shall be in the English language or in any other language accompanied by a translation into English. In the event of any conflict between the English text and the Polish text, if any, the English text shall prevail.

25.3 All and any disputes or differences arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof shall be finally settled by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association (the "AAA Rules").


25.4 The place and seat of the arbitration shall be New York and the language of the arbitral proceedings shall be English.


25.5 All and any awards of the Arbitrators shall be made in accordance with the AAA Rules in writing and shall be final and binding on the parties who expressly exclude all and any rights of appeal from all and any awards, to the extent such exclusion may be validly made.


25.6 The parties agree to keep confidential to themselves and to their legal and professional advisers the existence and details of any proceedings pursuant to this clause including the parties' submissions and evidence, all and any awards (their content, reasons and result), save to the extent that such documents or information are in the public domain or their disclosure is required by a legal duty or is reasonably necessary to protect or pursue a legal right or remedy.


26.      SEVERABILITY

         If any of the provisions of this Agreement is found by an arbitrator or other competent authority to be void or unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue in full force and effect. Notwithstanding the foregoing the parties shall thereupon negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the provision so found to be void or unenforceable.

27.      ENTIRE AGREEMENT

27.1 This Agreement and the Share Subscription Agreement and any other agreement to be entered into on Completion supersedes any previous agreement between the parties in relation to the matters dealt with herein and represents the entire understanding between the parties in relation thereto.

27.2     The provisions of CLAUSES 3, 4, 5, 6, 10, 11, 12, 13, 14, 15, 16 and 18
         shall be conditional on the conditions in clause 2.1 of the Share Subscription Agreement being satisfied or waived and on Completion taking place. The remaining provisions of this Agreement shall come into full force and effect on the date of this Agreement.

28.      THE TERMS OF THIS AGREEMENT TO PREVAIL

         In the event of any ambiguity or conflict arising between the terms of this Agreement and those of the Articles, the by-laws of the Management Board or the by-laws of the Supervisory Board, the terms of this Agreement shall prevail as between the parties and the Shareholders shall exercise such voting rights and other powers available to them to give full force and effect to this Agreement including without limitation to amend the Articles, the by-laws of the Management Board or the by-laws of the Supervisory Board (as the case maybe) to the extent reasonably necessary to remove such ambiguity or conflict.

29.      NOTICES

29.1 Any notice to be given under this Agreement shall be in writing and delivered by hand and/or internationally recognised courier and/or sent by post (registered delivery if inland and airmail if overseas) or facsimile (in the case of facsimile to be confirmed in writing within 48 hours of being sent by such notice being delivered by hand or sent by registered delivery as aforesaid). The address for service of each party shall by as follows:-

         Party:          THE PIONEER GROUP, INC

         Address:        60 State Street
                         Boston MA
                         United States of America

         Facsimile No:   001 617 422 4286

         Attention of:   Alicja Malecka

         Copy to:        Robert P. Nault
                         General Counsel
                         The Pioneer Group, Inc.
                         60 State Street
                         Boston MA
                         United States of America


         Facsimile No:   001 617 422 4293

         Party:          NATIONWIDE GLOBAL HOLDING, INC.

         Address:        One Nationwide Plaza
                         Columbus,
                         Ohio 43215
                         United States of America

         Facsimile No:   001 614 677 6254

         Attention of:   David Martin

         Copy to:        Toni Ness
                         Nationwide Global Holdings, Inc.
                         One Nationwide Plaza
                         Columbus
                         Ohio 43215
                         United States of America

         Facsimile No:   001 614 249 7254

         Any party may change any of its address, fax number or the name of the person for whose attention the notice is to be addressed by serving a notice on the other parties pursuant to this clause.

29.2     A notice shall be deemed to have been served as follows:-

         29.2.1 if delivered by hand or internationally recognised courier, at the time of delivery;

         29.2.2 if posted, at the expiration of 48 hours or (in the case of airmail) seven days after the envelope containing the same was delivered into the custody of the postal authorities; and

         29.2.3 if sent by facsimile or telemessage, at the expiration of 12 hours after the same was despatched except that if a notice or other communication would be deemed to be delivered under the above provisions after 5.30pm or on any day which is not a Business Day, then it shall be deemed instead to have been delivered at 9.30am on the next day which is a Business Day.

29.3 In proving such service it shall be sufficient to prove that the envelope was properly addressed and personal delivery was made, or that the envelope containing such notice was delivered into the custody of the postal authorities as a prepaid first class recorded delivery or airmail letter (as appropriate) or that the telex, facsimile or telemessage was properly addressed and transmitted as the case may be.

30.      COUNTERPARTS

         This Agreement may be executed in one or more counterparts each signed by each of the parties and such counterparts shall together constitute one document.

                                   SCHEDULE 1
                              WORDS AND EXPRESSIONS

         "ARTICLES": the existing articles of association of the Society or any amended or substituted version of the articles of association of the Society current for the time being in accordance with the terms of this Agreement;

         "ASSOCIATE": in relation to any party to this Agreement any subsidiary or holding company of the party or subsidiary of such holding company from time to time (other than the Society);

         "AUDITORS": the auditors of the Society from time to time;

         "BUDGET": the Initial Budget and any budget for the Society agreed in accordance with CLAUSE 4.1.1 and applicable from time to time;

         "BUSINESS DAY": any day other than a Saturday, Sunday or any bank or other public holiday in Poland;

         "BUSINESS PLAN": the Initial Business Plan and any business plan for the Society agreed in accordance with CLAUSES 4.1.3 or 6.1.2 and applicable from time to time;

         "BUSINESS": the business of the Society as described in CLAUSE 2.1;

         "COMPLETION": has the meaning set out in the Share Subscription Agreement;

         "CONNECTED PERSON": in relation to Pioneer and the Society means any of the following:

         (a) any Associate of Pioneer or the Society;

         (b) any director, officer or employee of Pioneer and/or the Society;

         (c) any member of the Management Board or Supervisory Board; and

         (d) any spouse or infant child of any of the above;

         "DEFAULT EVENT": any of the events listed in CLAUSE 15.4;

         "DISCLOSURE LETTER": means the letter attached to this Agreement and described as such, dated as of the date of this Agreement and addressed by Pioneer to Nationwide;

         "ENCUMBRANCE" means any interest of any person (including any right to acquire, option or right of pre-emption) or any mortgage, pledge, lien, assignment, security interest, title relocation or other security agreement or any agreement to create any of the above.

         "FINANCIAL YEAR": each accounting reference period of the Society which will end on 31 December in each year subject to any longer or shorter period being agreed between the Shareholders;

         "FUND": the Pioneer Open Pension Fund;

         "GROUP": either or both of the Pioneer Group or the Nationwide Group and references to "its Group" shall be to the Pioneer Group or the Nationwide Group as the context shall require;

         "GUARANTEES": all guarantees, indemnities, sureties and covenants and letters of comfort or support (irrespective of the fact they may not be legally binding) referred to in CLAUSE 9, as varied extended or renewed;

         "IN THE AGREED TERMS": in the form of the draft agreed between the parties attached to this Agreement and initialled for identification by or on behalf of Pioneer and Nationwide;

         "INITIAL BUDGET": the first budget for the Society in the agreed terms;

         "INITIAL BUSINESS PLAN": the first business plan for the Society in the agreed terms;

         "INTELLECTUAL PROPERTY": means all patents, trademarks, service marks, community trade marks, trade names, business names, unregistered trade and service marks, copyrights, design rights, database rights, rights to or in computer software, know-how, trade secrets, rights to or in confidential information and all other commercial monopoly rights, intellectual property rights and rights or forms of protection of the same or of a similar or equivalent nature or effect which may subsist anywhere in the world whether or not registered or capable of registration and any similar or analogous rights to any of the above, together with all applications for registration of and rights to apply for, and any licence to use, any of the foregoing;

         "LOANS": all loans, loan capital, borrowings and indebtedness in the nature of borrowing;

         "MANAGEMENT BOARD": the management board of the Society;

         "NAME": Pioneer Powszechne Towarzystwo Emerytalne;

         "NATIONWIDE GROUP": Nationwide and its Associates from time to time;

         "PENSION LAW" the law of 28th of August 1997 on Organising and Operation of Pension Funds, as amended;

         "PERSON": any person, whether or not having legal personality, including, without limitation, any firm or body corporate or an unincorporated association carrying on a trade or business with or without a view to profit;

         "PIONEER GROUP": Pioneer and its Associates from time to time;

         "PUT OPTION PRICE": the price determined in accordance with CLAUSE 16.3

         "REGULATORY APPROVALS": any necessary approvals required by any competent supranational, governmental or regulatory agencies or authorities;

         "SHAREHOLDERS": Pioneer and Nationwide or any person or persons to whom they may properly transfer their shares pursuant to the provisions of this Agreement;

         "SHARE SUBSCRIPTION AGREEMENT": has the meaning set out in RECITAL (B);

         "SHARES": shares in the share capital of the Society;

         "SOCIETY": Pioneer Powszechne Towarzystwo Emerytalne S.A.;

         "SUBSCRIPTION SHARES": the 145,714 Shares to be subscribed for by Nationwide pursuant to this Agreement;

         "SUPERVISORY BOARD": the supervisory board of the Society;

         "TERRITORY": Poland

         "WARRANTIES": means the representations and warranties set out in CLAUSE 7 and SCHEDULE 3.

                                   SCHEDULE 2
                             DETAILS OF THE SOCIETY


NAME:                        Pioneer Powszechne Towarzystwo Emerytalne S.A.

NUMBER:                      013232430

REGISTERED OFFICE:           INTRACO,  29th Floor, 2 Stawki Street,
                             00-193Warsaw

SHARE CAPITAL:               PLN 34,000,000 divided in 340,000 registered
                             common A Series Shares

SHAREHOLDERS:

     - NAME:                 The Pioneer Group, Inc.

     - SHARES HELD:          340,000

MEMBERS OF THE
MANAGEMENT BOARD:

                             -     Krzysztof Szajek - The President
                             -     Tomasz Orlik
                             -     Jaroslaw Skorulski.


MEMBERS OF THE
SUPERVISORY BOARD:

                             -     Alicja K. Malecka - Salomon - the Chairman,
                             -     Henryka Bochniarz - Vice Chairman
                             -     John F. Cogan, Jr.,
                             -     Marek Kulczycki,
                             -     Zdzislaw Sadowski.


AUDITORS:                    Arthur Andersen

MORTGAGES AND CHARGES:       None

                                   SCHEDULE 3
                         REPRESENTATIONS AND WARRANTIES

                                     PART 1

                     GENERAL REPRESENTATIONS AND WARRANTIES

1.       INFORMATION

         The information set out in RECITAL (A) and SCHEDULE 2 (DETAILS OF THE SOCIETY) is complete, true, accurate and not misleading. All information which has been given to Nationwide or its representatives or professional advisers by Pioneer and/or the Society or by their respective professional advisers or other agents in the course of the negotiations leading to this Agreement (a list of such information provided in written form being attached to the Disclosure Letter) was when given and is now complete, true and accurate in all material respects and not misleading in any material respect. Insofar as any such information are matters of opinion or represent a forecast, intention or expectation, such opinions, forecasts, intentions or expectations (as appropriate) are honestly held or believed by Pioneer and made on reasonable grounds.

2.       THE SOCIETY

2.1 The copies of the articles of association of the Society, the statutes of the Fund, the by-laws of the Management Board and the by-laws of the Supervisory Board which are attached to the Disclosure Letter are true and complete in all respects.

2.2 All registers and minute books of the Society, the Supervisory Board and the Management Board have been properly kept and contain an accurate and complete record of the matters which should be dealt with in those books, to Pioneer's knowledge no notice or allegation that any of them is incorrect or should be rectified has been received and nor are there any circumstances to Pioneer's knowledge which might reasonably be expected to lead to any such notice or allegation being served on the Society.

2.3 All returns, particulars, resolutions and other documents required to be filed with or delivered to Commercial Register by the Society have been correctly and properly prepared and so filed or delivered.

2.4 Pioneer is the sole legal and beneficial owner of 340,000 Shares free from Encumbrances and such shares represent the entire issued share capital of the Society. There is no Encumbrance on, over or affecting any unissued shares of the Society and no person has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share capital of the Society.

2.5 The Society is not and has not agreed to become a member of any partnership, joint venture, consortium or other unincorporated association other than a recognised trade association or any agreement or arrangement for sharing commissions or other income.

3.       FINANCIAL STATEMENTS

3.1 The financial statements attached to the Disclosure Letter have been properly prepared in accordance with the accounting standards adopted by the Society and accurately state the level of turnover, operating loss and liabilities of the Society as at 31 December 1998 and for the period from the date of incorporation of the Society to 31 December 1998 and (save as expressly disclosed therein) do not include any unusual, exceptional, non-recurring or extraordinary item of income or expenditure.

4.       POST INCORPORATION EVENTS

4.1      Since the date of its incorporation, the Society:

         4.1.1 has carried on its business in the normal course and without any interruption or material alteration in the nature, scope or manner of its business;

         4.1.2 has not acquired or disposed of or agreed to acquire or dispose of any assets or assumed or incurred or agreed to assume or incur any material liabilities (actual or contingent) or entered into any long term, substantial or unusual transaction, whether or not in the ordinary course of trading;

         4.1.3 has not declared, made or paid any dividend, bonus or other distribution of capital or income;

         4.1.4 save as set out in the Initial Business Plan, it has not entered into any contract involving capital expenditure in an amount exceeding US$ 100,000 or its equivalent or contracts in aggregate involving an amount exceeding US$ 100,000 or its equivalent;

5.       TRANSACTIONS WITH MEMBERS OF THE PIONEER GROUP AND CONNECTED PERSONS

5.1      There is not outstanding:

         5.1.1 any indebtedness or other liability (actual or contingent) owing by the Society to Pioneer or any Connected Person or owing to the

                  Society by any member of the Pioneer Group or any Connected Person; or

         5.1.2 any guarantee or security for any such indebtedness or liability.

5.2 There is not outstanding, and there has not at any time since the formation of the Society been outstanding, any agreement, arrangement or understanding (whether legally enforceable or not) to which the Society is a party and in which any member of the Pioneer Group or to Pioneer's knowledge any Connected Person is or has been interested, whether directly or indirectly.

5.3 No member of the Pioneer Group or, to Pioneer's knowledge, any Connected Person, either individually or with any other person or persons, has any interest, directly or indirectly, in any business which has a trading relationship with the Society or (other than that now carried on by the Society) which is or is likely to become competitive with the Business save as registered holder or other owner of any class of securities of any company if such class of securities is listed on any stock exchange and if such person (together with Connected Persons and Affiliates) holds or is otherwise interested in less than five per cent. of such class of securities.

5.4 No member of the Pioneer Group either individually, collectively or with any other person or persons are interested in any way whatsoever in any Intellectual Property used and not wholly owned by the Society.

6.       FINANCE

6.1 Particulars of all money borrowed by the Society (other than normal trade credit) including, in each case, the name and address of all banks with whom the Society holds an account and the name and number of such account, have been disclosed in the Disclosure Letter, and the Disclosure Letter lists all documents relating to all overdrafts, loans or other financial facilities outstanding or available to the Society and all Encumbrances to which any asset of the Society is subject.

6.2 Particulars of all money lent or agreed to be lent by the Society and which has not been repaid to it (other than normal trade credit) have been disclosed in the Disclosure Letter and lists of all such documentation relating to such arrangements are contained in the Disclosure Letter.

6.3 Full details of all grants made to the Society and all outstanding applications for any such grant, have been disclosed in the Disclosure Letter. No act or transaction has been effected in consequence of which the Society is or could be held liable to refund (in whole or in part) any such grant or in consequence of which any such grant for which application has been made by it will not or may not be paid or will or may be reduced.

6.4 The Society is not responsible (including on a contingent basis) for the indebtedness of any other person nor subject to any obligation (whatever called) to pay, purchase or provide funds for the payment of, or as an indemnity against the consequence of default in the payment of, any indebtedness of any other person.

6.5 No person other than the Society has given any guarantee of or security for any overdraft, loan or loan facility granted to the Society.

7.       ASSETS OF THE SOCIETY

         The Disclosure Letter contains a complete and accurate list of (a) all assets owned by the Society and (b) assets in the possession of the Society and held under any leasing, hire-purchase, conditional sale, deferred payment or other similar agreement and up to date details of the rentals (or alike payments) payable by the Society thereunder.

8.       INSURANCE

8.1 All the assets of the Society are insured as provided in the Disclosure Letter.

8.2 Particulars of all policies of insurance of the Society now in force have been disclosed in the Disclosure Letter and such particulars are true and correct and all premiums due on such policies have been duly paid.

9.       LITIGATION

9.1 Except as plaintiff in the collection of debts (not exceeding PLN4,000 in the aggregate) arising in the ordinary course of trading, neither the Society nor (in relation to the Society's Business) any member of the Management Board or Supervisory Board or any employee of the Society is now engaged in any legal proceedings (including litigation, arbitration or any hearing before any tribunal or official body), no such proceeding are pending or to Pioneer's knowledge are in prospect.

9.2 There is no matter or fact in existence to Pioneer's knowledge which might give rise to any legal proceedings involving the Society including any which might form the basis of any criminal prosecution against the Society or lead to the termination of any licence held by the Society.

9.3 The Society is not subject to any order or judgment given by any court, tribunal or governmental agency (other than in respect of the licenses, permits and consents referred to in paragraph 10.1.) which is still in force and has not given any undertaking to any court or tribunal or to any third party arising out of any legal proceedings.

10.      LICENCES AND APPLICABLE LEGISLATION

10.1 The Society has all necessary licences (including statutory licences), permits, consents and authorities (public and private) for the proper and effective carrying on of its Business in the manner in which its Business is now carried on and all such licences, permits, consents and authorities are valid and subsisting and Pioneer has no knowledge of any reason why any of them is likely to be suspended, cancelled or revoked whether in connection with the subscription of Subscription Shares by Nationwide or otherwise.

10.2 In carrying on its business, the Society, and, to Pioneer's knowledge, its officers and employees (in connection with the Business) have complied with all applicable legislation (including the Pension Law), have not received any notice or allegation and are not subject to any investigation relating to any breach or alleged breach of the requirements of any legislation which is applicable to it (in connection with the Business) and Pioneer has no knowledge of any allegation of any circumstances which may give rise to any such notice, allegation or investigation.

11.      TRADING

11.1 Neither the subscription of Subscription Shares by Nationwide hereunder or any change in the composition of the Management Board or Supervisory Board will:

         11.1.1 to Pioneer's knowledge cause the Society to lose the benefit of any right, privilege or licence it presently enjoys;

         11.1.2 relieve any person of any obligation to the Society (whether contractual or otherwise) or entitle any person to determine or terminate any contract or arrangement with the Society or to exercise any right whether under an agreement or arrangement with the Society;

         11.1.3 conflict with or result in the breach on the part of the Society under any of the terms, conditions or provisions of any agreement or instrument to which the Society is now a party or any loan to the Society.

11.2 No offer, tender or the like is outstanding (the value of which to the Society could exceed US$ 100,000 in any year) which is capable of being converted into an obligation of the Society by an acceptance or other act of some other person.

11.3 The Society is not and has not been a party to any agreement, arrangement, understanding or practice restricting the freedom of the Society to provide and take goods and services by such means and from and to such persons and into or from such place as it may from time to time think fit.

11.4 To Pioneer's knowledge no officer or employee of the Society has made or received any Sensitive Payment in connection with the Business or on any permission, confirmation or registration held by the Society. For the purposes of this paragraph the expression "SENSITIVE PAYMENTS" (whether or not illegal) shall include (i) bribes or kickbacks paid to any person, firm or company including central or local government officials or employees or (ii) amounts received with an understanding that rebates or refunds will be made in contravention of the laws of any jurisdiction either directly or through a third party or (iii) any political contributions which world be unlawful in Poland or (iv) payments or commitments (whether made in the form of commissions, payments or fees for goods received or otherwise) made with the understanding or under circumstances that would indicate that all or part of the payment is to be paid by the recipient to central or local government officials or as a commercial bribe, influence payment or kickback.

12.      CONTRACTS

12.1 Complete and accurate copies of all contracts to which the Society is a party with a value in excess of US$100,000 (or its equivalent) have been disclosed in the Disclosure Letter and the Society is not a party to or subject to any other agreement, transaction, obligation, commitment, understanding, arrangement or liability which is inconsistent with the Initial Budget or the Initial Business Plan.

12.2 The terms of all contracts of the Society have been complied with by the Society and to Pioneer's knowledge by the other parties to the contracts in all material respects and there are no circumstances likely to give rise to a default by the Society or, to Pioneer's knowledge, by the other parties under any such contract.

12.3 Pioneer has no knowledge of the invalidity of or grounds for, avoidance or repudiation of any agreement or other transaction to which the Society is a party and has received no notice of any intention to terminate, repudiate or disclaim any such agreement or other transaction.

13.      EMPLOYEES

13.1 The Disclosure Letter incorporates a complete and accurate schedule of all employees of the Society including details of their dates of birth, the date on which they commenced continuous employment with the Society and all remuneration payable and other benefits provided or which the Society is bound to provide to each such person. In addition, the Disclosure Letter contains complete copies of all standard terms of employment, staff handbooks and other statements or documents containing the terms of employee emoluments and benefits.

13.2 There are no consultancy or management services agreements in existence between the Society and any other person, firm or company, and there are no agreements (including collection bargaining agreements) or other arrangements (binding or otherwise) between the Society or any employers' or trade association of which the Society is a member and any trade union, staff association or other body representing employees or a substantial number of them.

13.3 Save to the extent (if any) to which provision or allowance has been made in the Initial Budget or the Initial Business Plan:

         13.3.1 no liability has been incurred or to Pioneer's knowledge is anticipated by the Society for breach of any contract of employment or for services or for severance payments or redundancy payments or for compensation or damages for unfair or wrongful dismissal or for any other liability accruing from the termination or variation of any contract of employment or for services;

         13.3.2 no gratuitous payment has been made or to Pioneer's knowledge promised by the Society in connection with the actual or proposed termination, suspension or variation of any contract of employment or for services of any present or former director, officer or any dependant of any present or former director, officer or employee of the Society.

13.4 The Society has complied with all material obligations imposed on it by all relevant statutes, regulations and codes of conduct and practice relating to its employees.

13.5 No present member of the Management Board or Supervisory Board, officer or employee of the Society has given or received notice terminating his employment except as expressly contemplated under this Agreement.

13.6 Save as disclosed in the Disclosure Letter, the Society does not have in existence nor is it proposing to introduce, and none of the members of the Management Board or Supervisory Board or employees participates in, any employee share trust, share incentive scheme, share option scheme or profit sharing scheme established by the Society for the benefit of all or any of its present or former members of the Management Board or Supervisory Board or employees or the dependants of any of such persons or any scheme under which any present or former member of the Management Board or

         Supervisory Board or employee of the Society is entitled to a commission or remuneration of any other sort calculated by reference to the whole or part of the turnover, profits or sales of the Society or any other person, firm or company.

13.7 Neither the Society nor any of its employees is involved in any industrial dispute, no dispute exists or, to Pioneer's knowledge, can reasonably be anticipated between the Society and a material number or category of its employees or any trade union or staff association or other body representing employees or a substantial number of them and, to Pioneer's knowledge, there are no wage or other claims outstanding against the Society by any person who is now or has been a member of the Management Board or Supervisory Board or employee of the Society.

14.      PENSION SCHEMES

         The Society is not and has not been a party to any agreement or arrangement for the provision of pensions, allowances, lump sums or other like benefits on retirement, death or long term ill health for the benefit of any current or former employee of the Society or their dependants nor has the Society provided or promised to provide any ex-gratia pensions, lump sums or like benefits for any current or former employees of the Society or dependants thereof. In particular, there is no obligation to pay contributions to any personal pension scheme in respect of any employee.

15.      INTELLECTUAL PROPERTY AND INFORMATION TECHNOLOGY

         The Society is the sole owner of all Intellectual Property used in its business or otherwise has a valid and subsisting legally enforceable right to use Intellectual Property belonging to a third party which it uses in its business. The Society is not in breach of any such right in respect of Intellectual Property to which it is a party.

16.      PROPERTIES

16.1     The Society does not own any real property.

16.2 The Disclosure Letter contains a description of the terms of all leases to which the Society is a party. The leases described in the Disclosure Letter are in full force and effect; all rents and additional rents owing on each such lease have been paid; the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exist no event of default or to Pioneer's knowledge event, occurrence, condition or act (including the subscription of the Subscription Share) which, with the giving of notice, the lapse of time or the occurrence of any further event or condition, would become a and, to Pioneer's knowledge, all of the covenants to be performed by any other party under its lease have been fully performed.

17.      CAPACITY

         Pioneer and the Society each have full power to enter into this Agreement and the Share Subscription Agreement and the other documents to be entered into pursuant to this Agreement and the Share Subscription Agreement, each of which constitutes (or will when executed constitute) binding obligations on Pioneer and the Society in accordance with their respective terms.

18.      INSOLVENCY

18.1 The Society has not stopped payment of its debts, has not entered into any scheme of arrangement or voluntary arrangement with any of its creditors, is not insolvent and no order has ever been made or petition presented or resolution passed for the winding up of the Society.

18.2 There are no circumstances which would entitle any person to present a petition for the winding up of the Society or to appoint a receiver or administrator over the whole or any part of the Society's undertaking or assets.


                                     PART 2
                     TAXATION REPRESENTATIONS AND WARRANTIES

To Pioneer's knowledge:

1. All notices, returns, computations and registrations of the Society for the purpose of taxation have been made punctually on a proper basis and are correct and none of them is, or is likely to be, the subject of any dispute with any taxation authority.

2. All information supplied by the Society for the purpose of taxation was when supplied and remains complete and accurate in all material respects or, to the extent it was not so complete and accurate in all material respects, it has been corrected.

3. All taxation which Society is liable to pay prior to Completion has been or will be so paid prior to Completion.

4. The Society has not received and is not aware of any circumstances in which it might receive any notice or complaint from the tax authorities in relation to the organisation of the Society.

                                   SCHEDULE 4
                             LIMITATION OF LIABILITY

1. A Party shall not be liable under the Warranties if and to the extent that:

1.1 the facts or circumstances which might result in a claim or possible claim under the Warranties have been fairly disclosed in the Disclosure Letter;

1.2 the subject of the claim is specifically provided for or noted in the Accounts;

1.3      a claim under the Warranties arises or is increased:-

         1.3.1 as a result of an act or omission occurring at the request of or with the written consent of the Nationwide after Completion;

         1.3.2    as a result of an act or omission compelled by law;

         1.3.3    as a result of any increase in rates of taxation since
                  Completion;

         1.3.4 as a result of the passing or coming into force of or any change in any enactment, law, regulation, directive, requirement or any published practice of any government, government department or agency or regulatory body after Completion, whether or not having retrospective effect.

2.       The liability of any party in respect of any claim under the
         Warranties:

2.1 shall not arise unless and until the amount of such claim when aggregated with other claims based on substantially the same facts or circumstances exceeds US$ 50,000 (or its equivalent) in respect of any single item;

2.2 shall not arise unless and until the amount of such claim when aggregated with the amount of any other claim made against that party under this Agreement exceeds US$ 100,000 (or its equivalent) in which event all of such claim or claims (and not just the excess) shall be recoverable and no minimum shall apply to any subsequent claims;

2.3 shall not (when aggregated with the amount of all other claims under the Warranties) exceed US$ 20,000,000 or, if higher, the amount subscribed by Nationwide and other members of the Nationwide Group for Shares as at the date a claim under the Warranties is made.

3. The liability of the parties in respect of any claim under the Warranties shall cease on first anniversary of Completion.

                                   SCHEDULE 5
                                DEED OF ADHERENCE


THIS DEED OF ADHERENCE  is made on [   -   ] BETWEEN

(1)     [   -   ] of [   -   ]; and
        [   -   ] of [   -   ] (together the "CONTINUING PARTIES")

(2)     [   -   ] of [   -   ] (the "TRANSFEROR");

(3)     [   -   ] of [   -   ] (the "TRANSFEREE")

WHEREAS:

(A)     The Continuing Parties and the Transferor are parties to a Shareholders'
        Agreement dated [   -   ] 1999 in relation to the affairs of Pioneer
        Powszechne Towarzystwo Emerytalne S.A. (the "SOCIETY") (such Agreement, as amended herein called the "SHAREHOLDERS' AGREEMENT").

(B)     The Transferor intends to transfer [   -   ] Shares in the capital of
        the Society to the Transferee subject to the Transferee and all other parties hereto entering into this Deed.

(C) The Transferee wishes to accept such Shares subject to such condition and to enter into this Deed.

IT IS AGREED as follows:

1.       INTERPRETATION

1.1 Clause 1 of in the Shareholders' Agreement shall, unless the context otherwise requires, have effect (as to interpretation and other matters) also as to this agreement.

1.2      In this deed the "Effective Date" shall mean -.

2.       TRANSFER

2.1 With effect from the Effective Date, the Continuing Parties hereby release and discharge the Transferor from all its obligations under the Shareholders' Agreement and the Transferor shall cease to be a party to the Shareholders' Agreement.

2.2 The Continuing Parties agree that, with effect from the Effective Date the following shall apply:

         2.2.1 the Transferee shall assume all the rights of the Transferor pursuant to the Shareholders' Agreement; and

         2.2.2 the Transferee shall be subject to and shall perform the obligations from which the Transferor is released and discharged pursuant to clause 2.1 and shall be bound by and entitled to the benefit all other provisions of the Shareholders' Agreement except as hereby provided as if the Transferee had at all times been a party to the Shareholders' Agreement in place of the Transferor.

3.       TRANSFEROR PROVISIONS

         With effect from the Effective Date, the Transferor, in consideration of the other parties entering into this Deed, hereby agrees (as a separate, independent and collateral contract with all the other parties to this Deed) to be bound by the provisions of CLAUSES 11 (COMPETITION RESTRICTIONS AND REGULATORY ACTIONS), CLAUSE 18 (PROTECTION AND USE OF NAME) AND 21 (CONFIDENTIAL INFORMATION) of the Shareholders' Agreement, as if it had remained a party to the Shareholders' Agreement].

4.       NOTICES

4.1 For the purposes of the Shareholders' Agreement, the Transferee's address for service shall be as follows:

         Address:        [   -   ]

         Facsimile No:   [   -   ]

         Attention of:   [   -   ]

         The Transferee may change its address, fax number or the name of the person for whose attention the notice is to be addressed by serving notice on the other parties pursuant to the Shareholders' Agreement.

4.2 CLAUSES 20 (COSTS) to 30 (COUNTERPARTS) inclusive of the Shareholders' Agreement shall apply to this deed mutatis mutandis as if set out herein except as otherwise provided.

SIGNATURES:




/s/ Alicja Malecka
--------------------------------------------------------------------------------
For THE PIONEER GROUP, INC.



/s/ David M. Martin
--------------------------------------------------------------------------------
For NATIONWIDE GLOBAL HOLDINGS, INC.

                                TABLE OF CONTENTS

1. Definitions and interpretation..............................................1
2. Object of the Society.......................................................2
3. Members of the Supervisory Board............................................3
4. Conduct of the Society's affairs............................................3
5. Matters requiring consent of the Shareholders...............................4
6. Matters requiring consent of the Supervisory Board..........................5
7. Representations, Warranties and undertakings................................7
8. Capital and Further Finance................................................10
9. Guarantees, etc. given by the Shareholders.................................10
10. Exercise of rights and powers.............................................10
11. Competition Restrictions and Regulatory Action............................11
12. Dividend and distribution policy..........................................12
13. Share transfers : pre-emption provisions..................................12
14. Procedure in the event of Deadlock........................................13
15. Default Event Option......................................................15
16. Share Transfer Mechanics..................................................16
17. Assignment................................................................18
18. Protection and use of name................................................18
19. This Agreement not to constitute a partnership............................19
20. Costs.....................................................................19
21. Confidential Information..................................................19
22. Duration..................................................................20
23. Announcements.............................................................21
24. Waiver, forbearance and variation.........................................21
25. Governing Law, Language and Jurisdiction..................................21
26. Severability..............................................................22
27. Entire agreement..........................................................22
28. The terms of this Agreement to prevail....................................23
29. Notices...................................................................23
30. Counterparts..............................................................25

Schedule 1 Words and Expressions..............................................26

Schedule 2 Details of the Society.............................................29

Schedule 3 Representations and Warranties.....................................30

1. Information................................................................30
2. The Society................................................................30
3. Financial Statements.......................................................31
4. Post incorporation events..................................................31
5. Transactions with members of the Pioneer Group and Connected Persons.......31
6. Finance....................................................................32
7. Assets of the Society......................................................33
8. Insurance..................................................................33
9. Litigation.................................................................33
10. Licences and applicable legislation.......................................34
11. Trading...................................................................34
12. Contracts.................................................................35
13. Employees.................................................................35
14. Pension Schemes...........................................................37
15. Intellectual Property and Information Technology..........................37
16. Properties................................................................37
17. Capacity..................................................................38
18. Insolvency................................................................38

Schedule 4 Limitation of liability............................................39

1. A Party shall not be liable under the Warranties if and to the extent that:......................................................................39
2. The liability of any party in respect of any claim under the Warranties:...39
3. The liability of the parties in respect of any claim under the
   Warranties shall cease on first anniversary of Completion..................39

Schedule 5 Deed of Adherence..................................................40

1. Interpretation.............................................................40
2. Transfer...................................................................40
3. Transferor Provisions......................................................41
4. Notices....................................................................41


The following documents are in the agreed terms:

1. The amendments to the by-laws of the Supervisory Board referred to in CLAUSE 3.3,
2. The Initial Budget,
3. The Initial Business Plan